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                                                                   EXHIBIT 11
                             UNC INCORPORATED AND SUBSIDIARIES
                                    Earnings Per Share
                        For the Three Years Ended December 31, 1994
                          (In thousands except per share amounts)

                                                           Year Ended December 31,
                                                  ---------------------------------------
                                                     1994          1993            1992
                                                  ---------     ---------       ---------
Earnings (loss) before extraordinary item         $ (67,932)    $  11,594       $  11,369

Extraordinary item                                                   (532)
                                                  ---------     ---------       ---------
Net earnings (loss)                               $ (67,932)    $  11,062       $  11,369
                                                  =========     =========       =========
Calculation of primary earnings
  per share:

  Average common shares outstanding
    during the year-primary (1)                      17,474        17,356          17,279
                                                  ---------     ---------       ---------
Earnings (loss) per share, primary:

  Earnings (loss) before extraordinary item       $   (3.89)    $     .67       $     .66

  Extraordinary item                                                 (.03)
                                                  ---------     ---------       ---------
  Net earnings (loss)                             $   (3.89)    $     .64       $     .66
                                                  =========     =========       =========
Calculation of fully diluted
  earnings per share:

  Average common shares outstanding
    during the year (1)                              17,474        17,356          17,279

  Increase in common stock equivalents:
    Stock options under treasury stock method           416           503             390
                                                  ---------     ---------       ---------
  Adjusted average shares outstanding for
    the year-fully diluted                           17,890        17,859          17,669
                                                  ---------     ---------       ---------
Earnings (loss) per share, fully diluted:

  Earnings (loss) before extraordinary item       $   (3.80)    $     .65       $     .64

  Extraordinary item                                                 (.03)
                                                  ---------     ---------       ---------
  Net earnings (loss)                             $   (3.80)    $     .62       $     .64
                                                  =========     =========       =========

      (1)   Exclusive of 700,000 treasury shares for all years presented.